EXHIBIT 10.2
MANAGEMENT AGREEMENT
     THIS MANAGEMENT AGREEMENT ( this “Agreement”) is entered into this 16th day of April, 2007 by and between MEADOWBROOK, INC., a Michigan corporation (the “Company”), and Evergreen/UNI RW Acquisition Corp., an Ohio corporation the “Manager”). The Company and the Manager are referred to individually as a “Party” and collectively as the “Parties.”
     WHEREAS, the Company, Meadowbrook Insurance Group, Inc. (“MIGI” and, together with the Company, “Meadowbrook”), the Manager and the shareholders of the Manager entered into a certain Asset Purchase Agreement dated as of April 16, 2007 (the “Asset Purchase Agreement”) and certain of such parties entered into other ancillary agreements (including, without limitation, that certain Noncompetition Agreement dated as of April 16, 2007 (the “Noncompetition Agreement”) among the Company, MIGI, US Specialty Underwriters, Inc., an Arizona corporation, the Manager and the shareholders of the Manager).
     WHEREAS, certain capitalized terms and conditions, if not defined in this Agreement, shall have the same meaning as set forth in the Asset Purchase Agreement;
     WHEREAS, the Asset Purchase Agreement provides for the sale of substantially all of the assets used or held for use by Seller in the operation of its business of providing excess workers compensation coverage for low to moderate hazard business (the “Acquired Business”) to the Company in exchange for cash, stock of MIGI, and certain contingent consideration;
     WHEREAS, the execution and delivery of this Agreement by the Parties (whereby the Manager would, subject to the terms and conditions of the Asset Purchase Agreement and this Agreement, manage the Acquired Business) is a condition to the Closing;
     WHEREAS, the Company desires that Manager manage the Acquired Business on the terms and conditions described herein, and Manager wishes to so manage, with such management to commence on the Closing Date; and
     NOW, THEREFORE, the Parties do hereby agree as follows:
     1. Appointment. Effective as of the Closing Date, the Company hereby appoints and designates Manager to manage and operate the Acquired Business during the Management Term, and Manager hereby accepts such appointment and designation, subject to the terms and conditions set forth below. Except as set forth in the next sentence, Manager is not an agent of the Company with respect to the Acquired Business or otherwise and does not have the authority to and shall not bind the Company to any agreement or other obligation (including, without limitation, signing agreements on behalf of the Company). Manager and Daniel J. Clark (“Clark”) are authorized to enter into contracts on behalf of the Company in the ordinary course of the Acquired Business which would include, but not be limited to, agency agreements, appointments of sub-agents, agreements with policy holders and reinsurance arrangements, in any such case, only in a manner which relates exclusively to the Acquired Business.

     2. Duties.
          2.1 Capacities.
               2.1.1 Subject to the terms of this Agreement (including, without limitation, Section 2.1.6), (i) Manager shall manage and operate the ordinary course, day-to-day operations of the Acquired Business, and in such capacity, shall have the attendant rights and responsibilities as set forth in this Agreement, (ii) Manager’s duties in such capacity shall be to control, direct and supervise the ordinary course, day-to-day operations of the Acquired Business, (iii) Manager will have limited decision-making power with respect to the Acquired Business’s personnel, including appointment of employees of the Acquired Business (which shall be employees of the Company for payroll, tax, employee benefit and all other purposes), culture, compensation structure and arrangements with respect to the Acquired Business (excluding the compensation of Manager), choice of and dealings with Clients, prospects, suppliers and other business associates, and products and services sold or rendered by the Acquired Business and (iv) Manager may control the manner of its performance of its duties hereunder.
               2.1.2 In performing its duties hereunder, Manager shall, and shall use reasonable efforts to cause each other representative of the Acquired Business to, in all material respects (i) abide by and comply with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by, any court, arbitral tribunal, administrative agency, or commission or other governmental or regulatory body, agency or instrumentality or authority relating to the Acquired Business’ properties or business, (ii) adopt and adhere to the accounting policies, financial reporting practices and standards and cash management systems, policies and practices (as set forth on Exhibit A hereto) and otherwise as adopted by Meadowbrook from time to time and applicable to its business generally (the “Meadowbrook Policies”) provided that such Meadowbrook Policies shall allow for the efficient and effective administration of the Asset Purchase Agreement including, without limitation, Section 2.14 thereof, (iii) abide by and adhere to the provisions of the Articles of Incorporation and Bylaws of the Company, and (iv) conduct itself with respect to the Acquired Business with the prudence, care, dedication and skill as would be manifested by one in the operation and management of its own assets and properties. Manager agrees to manage the Acquired Business in a reasonable and judicious manner, including by selling the products and services of the kind or nature previously sold by the Acquired Business. Manager shall not commingle any of its assets with those of the Company or the Acquired Business.
               2.1.3 Manager shall devote, and shall cause Clark to devote, such attention and time necessary to fulfill Manager’s duties and responsibilities under this Agreement. It is expressly understood that Clark (a) will perform such gainful work, in addition to the performance of Manager’s duties hereunder, as reasonably determined by Clark (subject to Sections 9 and 10 of this Agreement), (b) may devote other time to charitable, civic and industry-related boards or organizations and (c) will manage the Manager’s business, financial and legal affairs. Manager may set the hours of work for Clark with respect to the performance of the duties hereunder. The activities of Manager and Clark which are permitted under this Section 2.1.3 shall not conflict with the terms and conditions of this Agreement, the Asset Purchase Agreement, the Ancillary Agreements or the Meadowbrook Policies.
               2.1.4 Any and all agreements or understandings, whether oral or written, relating to the business, operations, activities, nature or otherwise within the purview of the Acquired Business, shall only be entered into by and for the benefit of the Company. Manager shall not enter into, directly or indirectly, any agreement or understanding, including with any employee, affiliate or customer of the Company or any entity that has a business relationship with the Company, that is in violation of this Agreement.
               2.1.5 All expenses incurred by or on behalf of the Acquired Business or in connection with the operations or activities of the Acquired Business shall be expenses of the Company and shall be reflected on the books and records of the Company.
               2.1.6 Notwithstanding anything to the contrary contained in this Agreement, the following provisions concerning the Manager and the management of the Acquired Business shall apply:
                    (i) Manager’s operation of the Acquired Business shall be subject to the oversight of the President & CEO of the Company or his designee. Notwithstanding anything to the contrary, management of the Acquired Business shall be vested in the Board of Directors of the Company as provided by resolution or applicable law.
                    (ii) Subject to the other provisions of this Agreement, Manager may enter into affiliation agreements or contracts with any insurance company, agent organization or producer in connection with selling the products and services of the kind and nature generally sold by the Acquired Business.
                    (iii) Manager shall report to the President & CEO of the Company or his designee in fulfilling its responsibilities hereunder and Manager shall use its reasonable best efforts to comply with such Person’s reasonable requests and directions.
                    (iv) Without the prior written consent of the President & CEO of the Company or his designee, Manager shall not, on behalf of the Company, nor shall it permit any representative of the Acquired Business, on behalf of the Company, to:
                         (A) enter into any Non-Ordinary Course Transaction (as defined in Section 28.6 of this Agreement);
                         (B) make any expenditures or enter into any agreements, contracts or other commitments other than on behalf of the Acquired Business;
                         (C) make any expenditures or enter into any agreements, contracts or other commitments not contemplated by the Budget;
                         (D) enter into any agreements, contracts or other commitments that could restrict or result in any restriction on the ability of the Company to choose where and with whom it does business; and
                         (E) cause the Acquired Business to operate outside the Ordinary Course of Business.
          2.2 Place of Performance. Manager and Clark shall be based in northeastern Ohio. However, if and only if Manager determines it necessary or appropriate to conduct the operations of the Acquired Business elsewhere, Manager and Clark shall be based at such other place or places as Manager determines, subject to the advice and written consent of the Company.

          2.3 Working Capital and Bank Accounts.
               2.3.1 The Company shall provide necessary cash to support reasonable working capital needs within the Company’s cash management’s policies and procedures. Manager shall not be in default of its obligations under this Agreement to the extent it is unable to perform any obligation due to the lack of available funds for the operation of the Acquired Business due to the Company’s failure to provide required working capital. In no event shall Manager be required to advance any of its funds for the operation of the Acquired Business.
               2.3.2 The cash receipts of the Acquired Business shall be administered in accordance with the Company’s cash receipts policies and procedures.
               2.3.3 All funds received in relation to the collection of premiums on behalf of the related carrier, will be deposited into the appropriate premium trust account as designated by the Company.
          2.4 Manager Compliance with Company Contracts. Manager’s obligation to comply with Company contracts related to the conduct of the Acquired Business that are not otherwise entered into on behalf of the Company at the direction of the Manager, shall be limited to the extent the Manager’s performance under such contracts is consistent with its duties under this Agreement and such contracts do not increase the Manager’s obligations or decrease the Manager’s rights under this Agreement.
          2.5 Manager Employees. Manager shall be responsible for all payroll taxes and withholdings associated with the performance of services by Manager and Clark and Manager’s other employees and representatives under this Agreement.
          2.6 No Liability of Manager. All debts and liabilities to third persons incurred by the Acquired Business pursuant to this Agreement shall be the debts and liabilities of the Company only and Manager shall not be liable for any such obligations by reason of its management, supervision, direction and operation of the Acquired Business. Subject to the terms of this Agreement, Manager may so inform third parties with whom it deals on behalf of the Company and may take any other reasonable steps to carry out the intent of this Section 2.6.
     3. Consideration. The Manager’s consideration for the performance of its duties hereunder shall be the Management Fee payable by the Buyer to the Seller pursuant to Section 2.14 of the Asset Purchase Agreement.
     4. Management Term.
          4.1 Management Term. The “Management Term” shall commence on the Closing Date and terminate on the earlier of (i) the Contingent Consideration Termination Date, or (ii) termination of this Agreement, in accordance with Section 8 of this Agreement.
          4.2 Effect of Termination of Management Term. Upon termination of the Management Term, Manager shall not be obligated to provide any management, consulting or similar services to the Company.

          4.3 No Effect on Asset Purchase Agreement. Except as otherwise contemplated by the Asset Purchase Agreement, the termination of the Management Term shall not in any manner, regardless of whether termination is for Cause, material breach, nonperformance or any other reason, affect the right of the Seller to receive the Management Fee pursuant to Section 2.14 of the Asset Purchase Agreement, until the Contingent Consideration Termination Date shall have occurred (subject to payment of all Management Fees earned through such date), upon which occurrence, except as otherwise contemplated by the Asset Purchase Agreement, the Company is unconditionally and irrevocably required to pay to Seller, without offset, the Contingent Consideration Termination Payment.
5. Reports and Budget.
          5.1 Monthly Report. The Company shall provide to the Manager monthly profit and loss statements in accordance with the Company’s monthly financial close schedule. The Manager shall provide to the Company monthly budget to actual variance analysis in accordance to the Company’s variance reporting policy.
          5.2 Annual Report. The Company shall provide to the Manager an annual profit and loss statement with a calculation of EBITDA and the Management Fee as set forth in Section 2.14 of the Asset Purchase Agreement on or before the Management Fee Payment Date. The Manager has the ability at its costs to audit the calculation as contemplated in Section 2.14 of the Asset Purchase Agreement.
          5.3 Budgets.
               5.3.1 The budget for the Acquired Business for the remainder of calendar year 2007 is attached hereto as Schedule 5.3. For all other calendar or fiscal years, Manager shall provide to the Company annual budgets in accordance with the Company’s budget process guidelines and annual timeline (the “Budgets”).
               5.3.2 Manager shall provide strategic oversight of the Acquired Business within the Company’s risk profile and new business development policies and procedures.
               5.3.3 The Company acknowledges that: (a) the Budgets are estimates only; (b) the Manager does not give any guarantee, warranty or representation whatsoever in connection with the Budgets; (c) the Manager does not guarantee the accuracy of the information contained in the Budgets or the results predicted therein; (d) the Manager shall not be held responsible for any divergence between projections contained in the Budgets and the actual results achieved except to acknowledge that those results will impact the EBITDA determinations under Section 2.14 of the Asset Purchase Agreement; and (e) failure of the Acquired Business to achieve the projected results for any period shall not constitute a default under this Agreement.
          5.4 Manager Reports. Manager shall provide to the Company quarterly reports presenting an overview of the Acquired Business’ operations for the quarter including a summary of any material agreements or arrangements entered into by the Manager or Clark on behalf of the Company during the quarter.

     6. Insurance. The Acquired Business, and its agents, employees, officers and directors shall be insured by MIGI under its Errors & Omissions Policy during the Management Term at the sole cost and expense of the Company, which shall be included as an expense in the Budgets.
     7. Legal Proceedings.
          7.1 Except as otherwise set forth in this Section 7, Manager shall be involved in, but not directly control legal proceedings involving or relating to the Acquired Business or the operation thereof (other than as between Manager and the Company) at the sole cost and expense of the Company. Manager’s involvement in legal proceedings shall include providing the Company written notice of all legal proceedings and furnishing the Company such other information reasonably requested, and fully cooperating in the defense of such legal proceedings. The Company shall direct and control all legal proceedings involving or related to the Acquired Business. Manager shall provide, at the Company’s expense, all cooperation reasonably requested by the Company in any legal proceeding involving or related to the Acquired Business (other than as between Manager and the Company).
          7.2 Manager shall be entitled to participate at its sole cost and expense (which shall include the cost of separate counsel if the Company’s counsel reasonably determines that such counsel cannot ethically represent both the Company and the Manager) in any legal proceeding under the direction and control of the Company in which Manager is a named defendant or which affects any property or rights of Manager.
     8. Termination of Agreement.
          8.1 Termination.
               8.1.1 The Company may immediately terminate this Agreement for Cause by delivering written notice thereof to the Manager.
               8.1.2 The Manager may immediately terminate this Agreement in the event of a Constructive Termination by delivering written notice thereof to the Company.
               8.1.3 In the event the Company shall default in the making of any material payment required to be made pursuant to the Asset Purchase Agreement or this Agreement and such material default shall continue for a period of 10 days after written notice thereof is delivered to the Company by the Manager, this Agreement shall terminate immediately.
               8.1.4 In the event of any material breach by the Manager (including, without limitation, Clark) of its obligations under this Agreement, the Asset Purchase Agreement or the Ancillary Agreements and such material breach shall continue for a period of 30 days after written notice thereof is delivered to the Manager by the Company, this Agreement shall terminate immediately.
               8.1.5 In the event the Company delivers the Termination Notice referred to in Section 2.14(a)(iii) of the Asset Purchase Agreement, this Agreement shall terminate on the Contingent Consideration Termination Date.

          8.2 Effect. In the event of a termination of this Agreement pursuant to Sections 8.1.2 and 8.1.3, the Company shall be deemed to have delivered the Termination Notice referred to in Section 2.14(a)(iii) of the Asset Purchase Agreement and the Company shall be obligated to pay the Management Fee and Contingent Consideration Termination Payment required under Section 2.14 of the Asset Purchase Agreement. In the event of a termination of this Agreement pursuant to Sections 8.1.1 and 8.1.4, the Company shall not be deemed to have delivered the Termination Notice referred to in Section 2.14(a)(iii) of the Asset Purchase Agreement, but in such a case the Company shall be obligated to deliver a Termination Notice and pay the Contingent Consideration Payment no later than eighteen (18) months following such a termination of this Agreement.
          8.3 Replacement of Clark. In the event Clark is (i) is convicted of or pleads guilty or nolo contendere to, a felony or a misdemeanor fraud, embezzlement or other crime of dishonesty (including a lesser charge which results from plea bargaining) and whether related or unrelated to the conduct of the Acquired Business; (ii) engages in conduct that constitutes fraud in carrying out its duties with respect to the Acquired Business, including, without limitation, diverting business opportunities or revenue from the Acquired Business to itself or other third parties; or (iii) shall no longer be affiliated with Manager or shall not be principally involved in the conduct of Manager’s performance under this Agreement for a continuous period of more than sixty (60) days, then Clark shall immediately cease to be involved in any manner, directly or indirectly, in the operation and control of Manager or the performance of Manager’s duties as Manager hereunder. Upon such an occurrence, Manager shall promptly appoint, subject to the approval of the Company, which approval shall not be unreasonably withheld, a successor to Clark (the “Successor”) who is familiar with the affairs and conduct of the Acquired Business and capable of fulfilling a similar role in the operation of Manager as was fulfilled by Clark prior to his replacement. The Successor shall stand in the place of Clark for all purposes of this Agreement and the Company may require the Successor to enter into a noncompetition agreement on substantially similar terms as the Noncompetition Agreement.
     9. Noncompetition and Nonsolicitation Covenants. Manager and Manager’s shareholders, including without limitation Clark, are subject to the noncompetition and nonsolicitation covenants set forth in the Noncompetition Agreement and such covenants are incorporated herein and made a part hereof by this reference.
     10. Disclosure of Confidential Information. Manager and Manager’s shareholders, including without limitation Clark, are subject to the covenants regarding the disclosure of confidential information set forth in the Noncompetition Agreement and such covenants are incorporated herein and made a part hereof by this reference.
     11. Representations and Warranties of Manager. The Manager represents and warrants to the Company the following:
          11.1 Authority. The Manager is a corporation validly existing and in good standing under the laws of the State of Ohio. Manager is duly authorized to conduct business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by Manager, or the nature of the business conducted by Manager makes such qualification necessary except where the failure to be duly authorized or in good standing would not have a material adverse effect on the Manager. Manager has all requisite corporate power and authority to own or use the properties and assets that it purports to own or use and to conduct its business as it is now being conducted. Manager has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of Manager’s obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate proceedings on the part of Manager.
          11.2 Capitalization. The authorized, issued and outstanding capital stock of each of the Manager and USSU is as set forth in Schedule 11.1.2 attached hereto. Other than as set forth in Schedule 11.1.2 attached hereto, there is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, express or implied, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge, purchase or other disposition or acquisition of any shares of capital stock or other securities of the Manager or USSU, (ii) relates to the voting, ownership, transfer or control of the Manager or USSU or (iii) obligates the Manager or USSU to grant, offer or enter into any of the foregoing.
          11.3 Directors; Officers. The directors and officers of the Manager and USSU are set forth in Schedule 11.1.3 attached hereto.
     12. Representations and Warranties of the Company; Authority. The Company is a corporation validly existing and in good standing under the laws of the State of Michigan. The Company is duly authorized to conduct business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by the Company, or the nature of the business conducted by the Company makes such qualification necessary except where the failure to be duly authorized or in good standing would not have a material adverse effect on the Company. The Company has all requisite corporate power and authority to own or use the properties and assets that it purports to own or use and to conduct its business as it is now being conducted. The Company has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate proceedings on the part of the Company.
     13. Intellectual Property. The Manager agrees to provide all assistance reasonably requested by the Company, at the Company’s expense, in the preservation, establishment and/or enforcement of the Company interests in the Intellectual Property.
     14. Effect of Agreement, Assignment, Required Assumption.
          14.1 As to Manager. The obligations of Manager hereunder require performance by Manager and this Agreement shall be binding upon Manager and its successors and assigns. There shall be no transfer, assignment, pledge or other encumbrance of any right or obligation of Manager under this Agreement. There shall be no transfer of any voting or economic interest in the Manager or USSU, either directly or indirectly (including, without limitation, (i) via purchase, exchange, merger, consolidation or other business combination and (ii) of any voting or economic interest in a shareholder of the Manager), other than a transfer as permitted by this Section 14.1 (a “Permitted Transfer”). A Permitted Transfer shall mean: (i) a transfer of equity interests in the Manager to family members of the existing shareholders of Manager or trusts for such family member for estate planning purposes and (ii) any transfer so long as Clark and Joseph E. LoConti continue to control in excess of 50% of the direct or indirect equity interests in the Manager. Upon written request of the Company, Manager shall provide a written certification of its Secretary as to the capitalization, directors and officers of Manager.
          14.2 As to the Company. Except with respect to a successor entity (as described below), the Company may not assign any rights or obligations hereunder without the prior written consent of Manager. The Company shall require any person who is the successor (whether direct or indirect, by purchase, exchange, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor Transaction”) to expressly assume the obligations of the Company hereunder. The “Company” as used in this Agreement shall expressly include any such successors in a Successor Transaction.
     15. Independent Contractor. The relationship of Manager and the Company which is created hereunder is that of an independent contractor. This Agreement is not intended to be construed as creating the relationship of employee and employer, affiliate, principal and agent, joint venture, partnership or any other similar relationship, the existence of which is hereby expressly denied.
     16. Notice. All notices, consents, waivers and other communications required or permitted under this Agreement shall be sufficiently given for all purposes hereunder if in writing and (a) hand delivered, (b) sent by certified or registered mail, return receipt requested and proper postage prepaid, (c) sent by a nationally recognized overnight courier service, or (d) sent by facsimile or email, confirmed receipt, in each case to the address, facsimile number or email address and to the attention of the Person (by name or title) set forth below (or to such other address and to the attention of such other Person as a Party may designate by written notice to the other Parties):
If to Manager:
Evergreen/UNI RW Acquisition Corp.
6140 Parkland Boulevard, Suite 300
Mayfield Heights, Ohio 44124
Attn: Dan Clark
Facsimile No.: (440) 995-5101
Email: djclark007@aol.com
with a mandatory copy to:
Baker & Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114
Attn: Phillip M. Callesen
Facsimile No.: (216) 696-0740
Email: pcallesen@bakerlaw.com
If to the Company:

Meadowbrook, Inc.
26255 American Drive
Southfield, Michigan 48034-6112
Attn: Michael G. Costello, Esq.
Facsimile No.: 1-248-358-5792
Email: Mike.Costello@meadowbrook.com
with a mandatory copy to:
Bodman LLP
6th Floor at Ford Field
1901 St. Antoine Street
Attn: Forrest O. Dillon, Esq.
Facsimile No.: (313) 393-7579
Email: fdillon@bodmanllp.com
     The date of giving of any such notice, consent, waiver or other communication shall be (i) the date of delivery if hand delivered, (ii) the date of receipt for certified or registered mail, (iii) the day after delivery to the overnight courier service if sent thereby, (iv) the date of telephone facsimile transmission on production of a transmission report by the machine from which the facsimile was sent that indicates that the facsimile was sent in its entirety to the facsimile number of the recipient, and (v) the date of email transmission on production of a confirmation of receipt from the recipient.
17. Indemnification.
          17.1 Manager agrees to indemnify and hold harmless the Company, its subsidiaries, and each of their respective stockholders, directors, officers, employees (collectively, the “Company Indemnified Persons”), from and against any and all losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys’ fees), fines and penalties (“Losses”) filed or claimed against a Company Indemnified Person, directly or indirectly, arising from or relating to (a) any material breach by Manager of this Agreement or (b) the willful misconduct or gross negligence of the Manager in the management and/or operation of the Acquired Business during the Management Term; provided that (i) neither Manager shall be required to indemnify any Company Indemnified Persons from and against any Loss to the extent of any insurance proceeds received by any Company Indemnified Person with respect to such Loss, excluding any required deductible that is paid or owed by the Company and (ii) in no circumstance shall Manager be liable for any failure of the Company to comply with any federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees affecting labor union activities, civil rights or employment in the United States, including, without limitation, the Civil Rights Act of 1870, 42 U.S.C. § 1981, the Civil Rights Act of 1871, 42 U.S.C. § 1983, the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., the Rehabilitation Act, 29 U.S.C. § 701, et seq., the Americans with Disabilities Act of 1990, 29 U.S.C. § 706, 42 U.S.C. § 12101, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 301, et seq., the Equal Pay Act, 29 U.S.C. § 201, et seq., the National Labor Relations Act, 29 U.S.C. § 151, et seq., and any regulations promulgated pursuant to such statutes and any similar laws or regulations now or hereafter enacted.

          17.2 Except to the extent such Loss is the result of any breach by Manager of this Agreement or its willful misconduct or gross negligence in the management and/or operation of the Acquired Business during the Management Term, the Company agrees to indemnify and hold harmless Manager, its subsidiaries, stockholders, directors, officers, and employees (collectively, the “Manager Indemnified Persons”), from and against any and all Losses suffered by the Manager Indemnified Person, directly or indirectly, arising from or relating to (a) the performance by Manager of its obligations under this Agreement or (b) any act or omission of the Company relating to the Acquired Business arising after the Closing Date, during the Management Term or after termination of this Agreement.
          17.3 Any Party obligated to indemnify a Person under this Agreement (the “Indemnifying Party”) shall have the right, by notice to the other Party, to assume the defense of any claim with respect to which the applicable Person is entitled to indemnification hereunder; provided that the Indemnifying Party expressly acknowledges its obligation to provide indemnity hereunder. If the Indemnifying Party gives such notice, (i) such defense shall be conducted by counsel selected by the Indemnifying Party and approved by the other Party, such approval not to be unreasonably withheld or delayed (provided, however, that the other Party’s approval shall not be required with respect to counsel designated by the Indemnifying Party’s insurer); (ii) so long as the Indemnifying Party is conducting such defense with reasonable diligence, the Indemnifying Party shall have the right to control said defense and shall not be required to pay the fees or disbursements of any counsel engaged by the Person seeking indemnification for services rendered after the Indemnifying Party has given the notice provided for above to the other Party, except if there is a conflict of interest between the Indemnifying Party and the Persons seeking indemnification with respect to such claim or defense; and (iii) the Indemnifying Party shall have the right, without the consent of the Person seeking indemnification, to settle such claim, but only provided that such settlement involves only the payment of money, the Indemnifying Party pays all amounts due in connection with or by reason of such settlement and, as part thereof, the Person seeking indemnification is unconditionally released from all liability in respect of such claim. The Person seeking indemnification shall have the right to participate in the defense of any claim being defended by the Indemnifying Party at the expense of the Person seeking indemnification, but the Indemnifying Party shall have the right to control such defense (other than in the event of a conflict of interest between the Indemnifying Party and the Person seeking indemnification with respect to such claim or defense). In no event shall (i) the Person seeking indemnification settle any claim without the consent of the Indemnifying Party so long as the Indemnifying Party is conducting the defense thereof in accordance with this Agreement; or (ii) if a claim is covered by the Indemnifying Party’s liability insurance, take or omit to take any action which would cause the insurer not to defend such claim or to disclaim liability in respect thereof.
     18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without regard to conflicts-of-law principles that would require the application of any other law.
     19. Resolution of Disputes. Any dispute or controversy between the Parties relating to or arising out of this Agreement or any amendment or modification hereof shall be determined by arbitration in Cuyahoga County, Ohio by and pursuant to the rules then prevailing of the American Arbitration Association, other than claims for injunctive relief under Sections 9 or 10. The arbitration award shall be final and binding upon the Parties and judgment may be entered thereon by any court of competent jurisdiction. The service of any notice, process, motion or other document in connection with any arbitration under this Agreement or the enforcement of any arbitration award hereunder may be effectuated either by personal service upon a Party or by certified mail duly addressed to it or to its executors, administrators, personal representatives, next of kin, successors or assigns, at the last known address or addresses of such Party or Parties.
     20. Survival. The provisions of Sections 9 through 28 shall survive the termination of the Management Term and the termination of this Agreement to the extent applicable.
     21. Amendments; Waivers. This Agreement may be amended or modified only by an instrument in writing signed by each of the Parties. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
     22. Execution of Agreement/Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been executed by each of the Parties and delivered to each other Party. The exchange of copies of this Agreement and of signature pages by facsimile transmission or email transmission confirmed by the recipient shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or by email shall be deemed to be their original signatures for all purposes.
     23. Entire Agreement. This Agreement and the Asset Purchase Agreement and the other ancillary agreements contain the entire agreement of the Parties with respect to the appointment and designation of Manager.
     24. Severability. In the event that a court or arbitral body of competent jurisdiction holds any provision of this Agreement invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by law. To the extent permitted by applicable law, each Party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.
     25. Third Parties. Nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any person other than the Parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.
     26. Headings. Captions, titles and headings to articles, sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
     27. Cumulative Remedies. The rights and remedies of the Parties under this Agreement are cumulative and not alternative and are in addition to any other right or remedy set forth in any other agreement between the Parties, or that may now or subsequently exist at law or in equity, by statute or otherwise.
     28. Certain Definitions.
          28.1 Capital Expenditure” shall mean any capital expenditure, including without limitation, any acquisition of capital assets or any purchase of any business or any ownership interest therein, equal to or in excess of $10,000.
          28.2 “Cause” shall mean the occurrence of either of the following:
               28.2.1 Manager is convicted of or pleads guilty or nolo contendre to, a felony or a misdemeanor fraud, embezzlement or other crime of dishonesty (including a lesser charge which results from plea bargaining) and whether related or unrelated to the conduct of the Acquired Business;
               28.2.2 Manager engages in conduct that constitutes fraud in carrying out its duties with respect to the Acquired Business, including, without limitation, diverting business opportunities or revenue from the Acquired Business to itself or other third parties.
          28.3 “Client” shall mean any person or entity that is a client of the Acquired Business prior to or during the Management Term whether known or unknown to the Manager.
          28.4 “Constructive Termination” shall mean: (a) any material breach by the Company of its obligations under this Agreement or the Purchase Agreement that shall remain uncured for thirty (30) days after Manager notifies the Company of such breach in writing; or (b) any other act or omission by the Company which prevents Manager from managing and operating the affairs of the Acquired Business in accordance with legal requirements and past practices and operations of the Acquired Business and such act or omission shall persist for thirty (30) days after Manager notifies the Company that such act or omission is preventing Manager from managing and operating the affairs of the Acquired Business in accordance with legal requirements and past practices and operations of the Acquired Business; provided in each such case, that Manager has not been in material breach of its obligations under this Agreement or the Purchase Agreement.
          28.5 “Legal Proceeding” shall include any claim or lawsuit alleged or filed against the Manager, the Company and their employees relating to the Acquired Business and the operation thereof.

          28.6 “Non-Ordinary Course Transaction” shall mean, except as otherwise specified in the Budgets: the incurrence of any indebtedness other than in the ordinary course of operating the Acquired Business in a manner consistent with the business of the Acquired Business; the sale or issuance of any debt or equity securities of or relating to the Acquired Business or any rights, options, warrants or convertible securities with respect to the consolidation, exchange, recapitalization or other business combination or restructuring of the Acquired Business; the entering into of any lease transaction; the acquisition or disposition of assets in excess of $10,000 or outside the ordinary course of business; the making of any material change in the manner in which the operations of the Acquired Business is conducted; the making of any Capital Expenditure in excess of $10,000; the execution, amendment or modification of any contract or agreement having a term, actual or expected, of two years or more, or any other material contract or agreement; the execution, amendment or modification of any contract or agreement, or the entering into any transaction, with any affiliate of Manager, family member of an owner of Manager or affiliate of any such family member; or the entering into any agreement, arrangement or understanding to do any of the foregoing.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

MEADOWBROOK, INC.
By:	/s/ Robert S. Cubbin
Name:	Robert S. Cubbin
Title:	President & CEO

EVERGREEN/UNI RW ACQUISITION CORP.
By:	/s/ Daniel J. Clark
Name:	Daniel J. Clark
Title:	President

(Signature page to Management Agreement)